As filed with the Securities and Exchange Commission on December 13, 2006
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VERSO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

MINNESOTA (State or Other Jurisdiction of Incorporation or Organization)	41-1484525 (I.R.S. Employer Identification No.)
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30326
(Address of Principal Executive Offices)
VERSO TECHNOLOGIES, INC. 1999 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Mr. Martin D. Kidder	Robert C. Hussle, Esq.
Verso Technologies, Inc.	Lori A. Gelchion, Esq.
400 Galleria Parkway	Rogers & Hardin LLP
Suite 300	2700 International Tower
Atlanta, Georgia 30326	229 Peachtree Street, N.E.
(678) 589-3500	Atlanta, Georgia 30303
(404) 522-4700
(Names, Addresses, including Zip Codes, and Telephone Numbers, including Area Codes, of Agents for Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(2)	Share(3)	Price	Registration Fee
Common Stock, par value $.01 per share (1)	3,500,000	$1.25	$4,375,000	$468.13

(1)	Represents shares issuable pursuant to the Verso Technologies, Inc. 1999 Stock Incentive Plan, as amended (the “Plan”). The maximum number of shares of common stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act, as amended, to the extent additional shares of common stock may be issued or issuable as a result of a stock split or other distribution while this registration statement is effective, this registration statement shall be deemed to cover such additional shares of common stock.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan as described herein.

(3)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share has been estimated at $1.25, which amount represents the average of the high and low sales prices of the common stock of Verso Technologies, Inc. on December 11, 2006 as reported on The Nasdaq Capital Market.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed to register additional shares of common stock, par value $.01 per share (“Common Stock”), of Verso Technologies, Inc. (“Verso”) issuable pursuant to the Verso Technologies, Inc. 1999 Stock Incentive Plan, as amended (the “Plan”). Verso (i) initially registered shares of Common Stock issuable under the Plan on a Registration Statement on Form S-8 (File No. 333-85107) filed with the Securities and Exchange Commission (the “Commission”) on August 13, 1999 (the “Initial Registration Statement”); and (ii) subsequently registered additional shares of Common Stock issuable under the Plan on Registration Statements on Form S-8 (File Nos. 333-74264 and 333-124037) filed with the Commission on November 30, 2001 and April 13, 2005, respectively (the “Additional Registration Statements”). Pursuant to General Instruction E of Form S-8, except for the contents of Item 3 and Item 9 of Part II of the Initial Registration Statement and each Additional Registration Statement, the contents of the Initial Registration Statement and the Additional Registration Statements are incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
Item 3. Incorporation of Certain Documents by Reference.
     The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:
(i)	Verso’s Annual Report on Form 10-K for the year ended December 31, 2005;

(ii)	Verso’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(iii)	Verso’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006;

(iv)	Verso’s Current Reports on Form 8-K filed with the Commission (excluding any information therein furnished to the Commission pursuant to Item 2.02 thereof) on February 22, 2006, February 24, 2006, April 7, 2006, April 14, 2006, April 18, 2006, April 28, 2006, May 4, 2006, May 16, 2006, June 16, 2006, June 21, 2006, July 3, 2006, July 7, 2006, July 24, 2006, July 31, 2006, August 4, 2006, August 11, 2006, September 1, 2006, September 22, 2006, October 6, 2006, October 18, 2006, November 13, 2006 and November 14, 2006;

(v)	Verso’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on August 31, 2006; and

(vi)	the description of the Common Stock contained in Verso’s Registration Statement on Form 8-A (file no. 0-22190), filed with the Commission on August 24, 1993.
     All documents subsequently filed by Verso (other then portions of such documents which are furnished to, and not filed with, the Commission) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of Common Stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock registered hereby has been passed upon by Oppenheimer Wolff & Donnelly LLP.
     Verso has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on Verso’s past financial statements incorporated by reference in this Registration Statement.
Item 6. Indemnification of Officers and Directors.
     Article V of Verso’s articles of incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”). Specifically, directors of Verso will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Verso or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.
     Article IV of Verso’s articles of incorporation gives Verso the power and authority to provide indemnification to officers, directors, employees and agents of Verso to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that Verso indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Verso. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.
     Article VII of Verso’s bylaws provides that Verso shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

     Verso maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of Verso. Verso has also entered into indemnification agreements with each of its directors and certain of its non-director officers at the level of Vice President and above. Verso’s shareholders ratified the form of such agreements at the 2001 annual meeting of shareholders of Verso.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Registration Statement are listed on the Exhibit Index included elsewhere herein.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registrant Statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned

Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Atlanta, Georgia, on this 13th day of December, 2006.

VERSO TECHNOLOGIES, INC.
By:	/s/ Montgomery Bannerman
Montgomery L. Bannerman
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Verso Technologies, Inc. hereby constitutes and appoints each of Steven A. Odom and Martin D. Kidder, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Company’s common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Montgomery L. Bannerman Montgomery L. Bannerman	Chief Executive Officer (Principal Executive Officer)	December 13, 2006

/s/ Martin D. Kidder Martin D. Kidder	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 13, 2006

/s/ Mark H. Dunaway Mark H. Dunaway	Director	December 13, 2006

/s/ Gary H. Heck Gary H. Heck	Director	December 13, 2006

/s/ James R. Kanely James R. Kanely	Director	December 13, 2006

/s/ Amy L. Newmark Amy L. Newmark	Director	December 13, 2006

/s/ Steven A. Odom Steven A. Odom	Director	December 13, 2006

/s/ James A. Verbrugge James A. Verbrugge	Director	December 13, 2006

/s/ William J. West William J. West	Director	December 13, 2006

EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing

4.1	Verso Technologies, Inc. 1999 Stock Incentive Plan, as amended.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2006.

5.1	Opinion of Oppenheimer Wolff & Donnelly.	Filed herewith.

23.1	Consent of Grant Thornton LLP.	Filed herewith.

23.2	Consent of KPMG LLP.	Filed herewith.

23.3	Consent of Ehrhardt Keefe Steiner & Hoffman, PC.	Filed herewith.

23.4	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

23.5	Consent of Oppenheimer Wolff & Donnelly LLP (contained in Exhibit 5.1 hereto).	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Filed herewith.